UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 18, 2016

SUNOPTA INC.
(Exact name of registrant as specified in its charter)

Canada	001-34198	Not Applicable
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification
incorporation)		No.)

2233 Argentia Road, Suite 401
Mississauga, Ontario, L5N 2X7, Canada
(Address of Principal Executive Offices)

(905) 821-9669
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[_]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On August 18, 2016, Mr. Daniel Turney, Senior Vice President Operations of SunOpta Inc. (the “Company”), tendered his resignation from his position with the Company.

On August 22, 2016, the Board of Directors of the Company approved the terms and conditions of a Separation Agreement and Full and Final Release (the “Separation Agreement”) with Mr. Turney. Pursuant to the Separation Agreement, Mr. Turney’s employment relationship with the Company terminated on August 23, 2016 and Mr. Turney will be entitled to receive the following:

•	Severance pay in the total gross amount of $138,053.08 to be paid as soon as administratively feasible; and

•	If Mr. Turney elects COBRA, the Company will pay the employer portion and COBRA fees for medical and dental coverage for five (5) months.

The Company will apply standard tax and other applicable withholdings to payments made to Mr. Turney. The Company also will pay Mr. Turney accrued but unused vacation, regardless of whether Mr. Turney signs the Separation Agreement.

Mr. Turney’s right to receive the consideration and benefits is contingent upon Mr. Turney’s agreeing to (and not revoking) a release of claims against the Company, and to that end the Separation Agreement contains a release and waiver of claims for the benefit of the Company, pursuant to which Mr. Turney agrees to release the Company and certain other parties from any and all claims, charges, causes of action and damages arising on or prior to his execution of the Separation Agreement.

In consideration for the payment and benefits provided under the Separation Agreement, Mr. Turney is also subject to certain non-disparagement and confidentiality provisions as well as restrictions preventing him from soliciting the customers or employees of the Company.

Mr. Turney shall have the right to revoke the Separation Agreement by giving written notice to the Company within fifteen (15) days after signing the Separation Agreement. In the event of any such revocation, the Separation Agreement will no longer be effective and Mr. Turney will not receive the payment and benefits listed above.

The foregoing summary of the Separation Agreement is qualified in its entirety by the text of the Separation Agreement, which the Company expects to file as an exhibit to its Quarterly Report on Form 10-Q for the quarter ending October 1, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNOPTA INC.

By:	/s/ Robert McKeracher
Robert McKeracher
Vice President and Chief Financial Officer

Date:	August 24, 2016